EXHIBIT 10.33


                         TRIDIAN DESIGN AND DEVELOPMENT

Phase 1 - Site Design

Phase 1 includes the redesign and restructuring of the Sportsprize.com web site. The goal of phase one is to create a web design with a strong visual, mechanical and conceptual consistency, reflecting a look and feel that is functional and engaging. The core web project includes HTML programming, JavaScript development and all necessary image preparation, illustration, design and layout work. Phase one will focus on creating all the necessary graphic elements for sportsprize static web interfaces as well as the modular graphic components needed to generate the customized and dynamically generated areas of the player's pages and gaming rooms. Tridian will be responsible for creating Sportprize.com's online image, utilizing custom design elements and color compositions that create a web experience that is visually engaging and intuitive. Phase 1 will include design work and image generation for approximately 60 to 80 sportsprize.com web pages including but not limited to the following categories:

sportsprize.com home page | registration | tour | login screens | links to online auctions, and retailers | player's main pages | sports categories (undefined number) | results pages | winners store

Image Preparation/Design/Layout ($75.00/hr.)...............140 hours =   $10,050
HTML and JavaScript Programming ($75.00/hr.)................30 hours =   $ 2,250
                                                               Total =   $12,300

Phase 2 - Design and Page [illegible]

Phase 2 main objective will be to establish a working link between the standard HTML browser interface of the newly design web site with Sportsprize.com server side web applications. The goal of phase two is create a seamless and fluid visual and mechanical experience for each user. Throughout phase 1, Tridian's design teams will work closely with the Sportsprize.com programming team to ensure complete compatibility between the user interface and the server applications. This should minimize any serious compatibility issues in phase 2 and eliminate the need for any major redesigns. Any additional consulting or HTML programming time needed to complete Phase 2 will be billed at Tridian's standard rate of $75.00/hour. Although the scope of phase 2 is still unknown, Tridian's development team is confident that with solid communication with
Sportsprize.com   programmers   and  adequate   preparation  in  phase  1,  time
requirements will be modest and Tridian and Sportsprize.com will be able to establish a working link between the web interface and the server side applications.

The prices quoted in "Phase 1" and Phase 2" are estimates. The prices are designed to give our clients a base line dollar figure to work from. Actual hours depend upon the volume of content delivered to Tridian.



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                             ACCEPTANCE OF PROPOSAL
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The above  prices,  specifications  and  conditions  are hereby  agreed upon and accepted by Sportsprize Entertainment Inc. Tridian is authorized to do the work as specified above. A 25% deposit of this quote is required by Tridian to begin work on this project.

Project Coordinator:  Michael Wiedder

Date of Proposal: 8/2/99              Signature: /s/ Michael Wiedder
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